                                                      EXHIBIT 2.2
                    DELCO INTERNATIONAL, LTD.
                      19 Harbor Park Drive
                 Port Washington, New York 11050

                                                  August 9, 2000





Catherine H. Suttmeier, Esq.
General Counsel
Oneida Ltd.
163-181 Kenwood Avenue
Oneida, New York 13421



            Amendments to the Stock Purchase Agreement

Ladies and Gentlemen:

          Reference is made to the Stock Purchase Agreement, dated as of May 30, 2000 (the "Stock Purchase Agreement"), among Oneida Ltd. ("Oneida"), Delco International, Ltd. (the "Company"), and Perry Delman, Robert Delman, Peter Kranes, Michael Sehlmeyer and Dennis Kanfer (each, a "Stockholder"; collectively, the "Stockholders"). Capitalized terms used in this letter agreement not otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement.

          The parties hereto hereby agree to the following:

          1. Section 1.01 of the Stock Purchase Agreement is hereby amended by restating the term "Indemnity Escrow Amount" to read as follows:

            "Indemnity Escrow Amount" means $3,000,000.

          2. Section 2.02 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "Subject to the adjustments set forth in Section 2.06, the purchase price for the Shares shall be $59,439,234 (the "Purchase Price")."
          3. (a) Section 2.05(a)(i) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

          "(i) the Purchase Price less the Escrow Amount less
     $864,401.52 (the "SDC Consideration") by wire transfer in immediately available funds to the Purchase Price Bank
     Account;"

          (b)  A new Section 2.05(c) of the Stock Purchase
Agreement is hereby added to read as follows:

          "(c) At the Closing, the Purchaser shall deliver to the Company the SDC Consideration, by wire transfer in immediately available funds to the account designated therefor by the Company in satisfaction of the payment obligations of the Stockholders and Seneca Distributors Acquisition Corp. ("SDAC") under Section 1.2 the Stock Purchase Agreement (the "SDC Agreement"), dated as of the date hereof, among the Company, and the Stockholders."

          4.   (a)  Section 9.02(a)(v) of the Stock Purchase
Agreement is hereby amended to replace the "." at the end of such section with "; or".

          (b) A new Section 9.02(a)(vi) is hereby added to read as follows:

          "(vi) any and all Losses suffered or incurred by the Purchaser arising or resulting from any withdrawal or other liabilities for any and all Multiemployer Plans of or contributed to by Delco and its Subsidiaries."

          5. Oneida, the Company and the Stockholders hereby agree that (i) there shall be no adjustments to the Purchase Price pursuant to Section 2.06 of the Stock Purchase Agreement, and (ii) Oneida shall not make a claim for indemnification pursuant to
Section 9.02 of the Stock Purchase Agreement for the breach or violation of any of the representations and warranties of Delco and the Stockholders set forth in Article III of the Stock Purchase Agreement, in either case to the extent such adjustment to the Purchase Price or such breach or violation of the representations and warranties of Delco and the Stockholders relates solely to (A) the disputed inventory adjustments for 1999/2000 related to LIFO or (B) the income or earnings before interest, taxes, depreciation and amortization of SDC.

          6. Subject to Section 5 of this letter agreement, Oneida, the Company and the Stockholders hereby agree that the methods used for valuing inventory for purposes of the Closing Balance Sheet shall be consistent with the methods of valuing inventory used for the Reference Balance Sheet.

          7. Oneida, the Company and the Stockholders hereby agree that pre-Closing accruals of $1,560,766 (the "Bonus Accruals") related to cash bonuses and related taxes which shall be paid to employees of the Company and other persons postClosing shall be disregarded for purposes of the post-Closing adjustment of the Purchase Price contemplated by Section 2.06 of the Stock Purchase Agreement.

          Except as provided herein, all of the terms and provisions of the Stock Purchase Agreement remain in full force and effect.

          Please confirm that the foregoing correctly sets forth our agreement by signing this letter agreement in the space provided below.


                                       Very Truly Yours
                                       DELCO INTERNATIONAL, LTD.

                                       By   /s/ ROBERT DELMAN
                                       Name:    Robert Delman Title:
                                                President

                                            /s/ PERRY DELMAN
                                                Perry Delman

                                            /s/ ROB DELMAN
                                                Rob Delman

                                            /s/ PETER KRANES
                                                Peter Kranes

                                            /s/ MICHAEL SEHLMEYER
                                                Michael Sehlmeyer

                                            /s/ DENNIS KANFER
                                                Dennis Kanfer


Agreed and accepted as of
the date first above written:

ONEIDA LTD.

By /s/ CATHERINE H. SUTTMEIER
Name:     Catherine Suttmeier
Title:    Vice President, Secretary and General Counsel